EXHIBIT 99.1

For further information:
Robert Sigler
Vice President and Chief Financial Officer
586.920.0100

Universal Truckload Services, Inc. Announces Financial Results for the First Quarter Ended April 2, 2005

Warren, MI – April 28, 2005 — Universal Truckload Services, Inc. (Nasdaq: UACL) announced today its financial results for the quarter ended April 2, 2005.

For the quarter ended April 2, 2005, operating revenues increased 67.4%, or $48.7 million, to $120.9 million from $72.2 million for the quarter ended April 3, 2004. Included in operating revenues are fuel surcharges of $5.9 million and $1.3 million for the first quarters of 2005 and 2004, respectively. Net income increased 82.8%, or $1.6 million, to $3.5 million, or $0.26 per share for the first quarter of 2005, from $1.9 million, or $0.19 per share, for the first quarter of 2004. Great American Lines, Inc. and CrossRoad Carriers, Inc., which were acquired in August and November 2004, respectively; generated operating revenues of $32.5 million and net income of $1.1 million in the first quarter of 2005.

Universal’s truckload revenue in the first quarter of 2005 increased by 46.8% to $74.1 million from $50.5 million in the corresponding period of 2004. Brokerage revenue in the first quarter of 2005 increased by 163.8% to $36.2 million from $13.7 million in the corresponding period of 2004. Intermodal revenue in the first quarter of 2005 increased by 32.9% to $10.7 million from $8.1 million in the corresponding period of 2004.

“We are very pleased with our operating results and accomplishments in the first quarter of 2005”, stated Universal’s President and CEO Don Cochran. “In February, we completed the initial public offering of our common stock, which has allowed us to pay-off all of our outstanding debt leaving us in a very strong financial position. Freight demand remained strong through the first quarter of 2005. We have been able to grow our operating revenues, both organically and through the acquisitions of Great American Lines and CrossRoad Carriers. Truckload, brokerage and intermodal revenues grew organically at 13.7%, 48.3% and 32.9%, respectively. In total, operating revenues grew organically by $16.2 million or 22.4%.”

Cochran added “As a result of the strong freight demand, revenue per mile from our combined truckload and brokerage operations (excluding fuel surcharges) increased by 11.1% to $1.90 for the first quarter of 2005 from $1.71 for the first quarter of 2004.”

Management has not scheduled a conference call in connection with this press release.

Universal Truckload Services, Inc. is primarily a non-asset based provider of transportation services to shippers throughout the United States and in the Canadian provinces of Ontario and Quebec. The Company’s trucking services include both flatbed and dry van operations and the Company provides rail-truck and steamship-truck intermodal support services. The Company also offers truck brokerage services.

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

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UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Consolidated Statements of Income
(In thousands, except per share data)

	Quarter Ended
	April 2, 2005	April 3, 2004
Operating revenues:
Truckload	$74,074	$50,472
Brokerage	36,155	13,706
Intermodal	10,716	8,062

Total operating revenues	120,945	72,240

Operating expenses:
Purchased transportation	91,525	53,515
Commissions expense	7,610	5,788
Other operating expense, net	1,833	1,064
Selling, general, and administrative	9,457	5,916
Insurance and claims	3,701	1,941
Depreciation and amortization	1,035	845

Total operating expenses	115,161	69,069

Income from operations	5,784	3,171
Interest expense, net	(165)	(117)

Income before provision for income taxes	5,619	3,054
Provision for income taxes	2,135	1,148

Net income	$3,484	$1,906

Earnings per common share:
Basic and diluted	$0.26	$0.19
Average common shares outstanding:
Basic and diluted	13,159	10,023

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	April 2, 2005	December 31, 2004
Assets
Cash and cash equivalents	$33,186	$904
Accounts receivable — net	63,384	59,441
Other current assets	7,080	8,257

Total current assets	103,650	68,602
Property and equipment — net	23,989	23,831
Other long-term assets — net	12,933	12,851

Total assets	$140,572	$105,284

Liabilities and shareholders’ equity (deficit)
Total current liabilities	$39,145	$117,520
Total long-term liabilities	3,863	4,589

Total liabilities	43,008	122,109
Total shareholders’ equity (deficit)	97,564	(16,825)

Total liabilities and shareholders’ equity (deficit)	$140,572	$105,284

UNIVERSAL TRUCKLOAD SERVICES, INC.

Summary of Operating Data
(Unaudited)

	Quarter Ended
	April 2, 2005	April 3, 2004
Average number of tractors provided by owner-operators
Truckload	2,351	1,704
Intermodal	305	291
Truckload Revenues:
Average operating revenues per loaded mile (1)	$2.12	$1.79
Average operating revenues per loaded mile, excluding fuel surcharges (1)	$1.97	$1.75
Average operating revenues per load (1)	$810	$870
Average operating revenues per load, excluding fuel surcharges (1)	$752	$849
Average length of haul (1)	382	486
Number of loads (1)	91,199	58,027
Brokerage Revenues:
Average operating revenues per loaded mile (1)	$1.77	$1.58
Average operating revenues per load (1)	$1,081	$833
Average length of haul (1)(2)	486	526
Number of loads (1)	23,353	16,452
Intermodal Revenues:
Drayage (in thousands)	$9,467	$7,076
Depot (in thousands)	$1,249	$986

Total (in thousands)	$10,716	$8,062

Average operating revenues per loaded mile	$4.00	$3.00
Average operating revenues per loaded mile, excluding fuel surcharges	$3.74	$2.93
Average operating revenues per load	$270	$257
Average operating revenues per load, excluding fuel surcharges	$252	$252
Number of loads	35,004	27,515

(1)	Excludes operating data from CrossRoad Carriers, Inc. in order to improve the relevance of the statistical data related to our truckload and brokerage services and improve the comparability to our peer companies.

(2)	Average length of haul is computed using loaded miles.